Exhibit (n)(3)

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Ares Capital Corporation:

We consent to the use of our reports with respect to the consolidated financial statements and the effectiveness of internal control over financial reporting and to the reference to our firm under the heading “Selected Condensed Consolidated Financial Data of Ares Capital” in the Prospectus Supplement of Ares Capital Corporation, dated March 5, 2019, relating to its sale of 4.625% Convertible Notes due 2024.

/s/ KPMG LLP

Los Angeles, California

March 8, 2019